Exhibit 99.1

NEOGENOMICS, INC.

PRESS RELEASE

FOR IMMEDIATE RELEASE

NeoGenomics Reports Revenue of $63.1 Million on 17% Volume Growth and 11% Reduction in Average Cost per Test in the Third Quarter of 2017

37% Increase in Pharma Services Revenue

Ft. Myers, Florida – October 25, 2017 - NeoGenomics, Inc. (NASDAQ: NEO), a leading provider of cancer-focused genetic testing services, today reported its results for the third quarter of 2017.

Third Quarter 2017 Highlights:

•	17% increase in clinical genetic testing volume(1)
•	4% increase in consolidated revenue to $63.1 million
•	11% reduction in average cost per clinical genetic test(1)
•	Improvement in Gross Margin to 45.7% from 45.0% in Q3 16
•	GAAP EPS of ($0.10) per share and non-GAAP Adj. Diluted EPS(2) of $0.01 per share

Consolidated revenues for the third quarter of 2017 were $63.1 million, an increase of 4% over the same period last year.  Clinical genetic test volume(1) increased 17% year over year.  Average revenue per clinical genetic test (“Revenue per Test”) decreased by 11% to $342, primarily due to changes in test mix and a one-time $1.3 million revenue adjustment at quarter-end related to unbilled tests that were processed with insufficient specimen material.  As a result of its divestiture on August 1, 2017, PathLogic revenue decreased by $1.4 million, or 78%, from the same period last year.  The Company also estimates that Hurricanes Harvey and Irma depressed test volume by approximately 1.5% and revenue by approximately $1.0 million in the third quarter.

Consolidated gross profit improved by $1.5 million, or 5%, compared to last year’s third quarter and consolidated gross margin improved by 70 basis points to 45.7%.  Gross margin improvement was driven by increased clinical test volume, an 11% reduction in average cost-of-goods-sold per clinical genetic test (“Cost per Test”), and a margin expansion in the Pharma Services business.

Consolidated operating expenses increased by $5.2 million, or 20%, from last year’s third quarter, primarily as a result of increased bad-debt and personnel expenses including non-cash stock-based compensation.

Interest expense for the quarter decreased by 5% from the last year’s third quarter as a result of refinancing our bank debt in December of 2016 at significantly lower interest rates.  The Company also recorded a $1.1 million loss on the sale of PathLogic in Quarter 3.

Net loss in Quarter 3 was $5.1 million, versus a net loss of $67,000 in last year’s third quarter.  GAAP loss per share available to common stockholders, after deducting non-cash preferred stock charges, was ($0.10) in Quarter 3, versus ($0.07) per share in last year’s third quarter.

Adjusted EBITDA(2) was $6.0 million in Quarter 3, a 34% reduction from the prior year.  The Company estimates that Adjusted EBITDA was reduced by approximately $1.2 million from the two hurricanes and by $1.3 million from the one-time revenue adjustment for unbilled tests.  Adjusted Net Income(2) was $474,000 as compared to $3.4 million in the prior year.  Adjusted Diluted EPS(2) was $0.01 per share, as compared to $0.04 in last year’s third quarter.

Douglas M. VanOort, the Company’s Chairman and CEO, commented, “Quarter 3 had several unique challenges.  We were impacted by two Category 4 Hurricanes which hit our labs in Houston and in Fort Myers.  The quarter also had the sale of PathLogic, a one-time adjustment to our unbilled tests and elevated levels of bad debt.  We believe these items are either one-time in nature or short-term trends and we exited the quarter with strong growth momentum in both our Clinical and Pharma Services divisions.  Combined with our continued focus on operating excellence, we expect to get back to higher levels of Adjusted EBITDA and Net Income quickly.”

Mr. VanOort concluded, “We are particularly pleased with momentum in our Pharma Services Division, as we signed a record $17.5 million of net new contracts and ended the quarter with a $58 million backlog of contracted revenue, a 76% increase over last year.  Pharma Services revenue increased 37% from last year to a record $6.9 million driven by immuno-oncology related work, including our proprietary MultiOmyx testing platform.  We are also pleased to report that our new Rolle, Switzerland lab facility near Geneva is now open for business as part of our initiative to become a worldwide partner to the Pharma industry.”

Quarter 4 Financial Outlook:

NeoGenomics also issued preliminary guidance for the fourth quarter 2017, which excludes the operations of PathLogic.  The Company expects fourth quarter consolidated revenue to be in the range of $65 - $67 million and GAAP Diluted EPS to be a loss of ($0.04) – ($0.03) per share.   The Company expects Adjusted EBITDA(2) to be $9 - $10 million, Adjusted Net Income(2) to be $3.7 - $4.2 million, and Adjusted Diluted EPS(2) to be $0.04 - $0.05 per share.

Please also refer to the tables reconciling forecasted Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA to their closest GAAP equivalents in the section of this report entitled “Reconciliation of Non-GAAP Financial Guidance to Corresponding GAAP Measures.”

The Company reserves the right to adjust this guidance at any time based on the ongoing execution of its business plan.  Current and prospective investors are encouraged to perform their own due diligence before buying or selling any of the Company’s securities, and are reminded that the foregoing estimates should not be construed as a guarantee of future performance.

____________________

(1)	Clinical genetic tests exclude tests performed for Pharma Services customers and tests performed by PathLogic.

(2)

NeoGenomics has provided adjusted financial information that has not been prepared in accordance with GAAP, including Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS.  Each of these measures is defined in the section of this report entitled “Non-GAAP Financial Measures,” and the basis for using these measures is explained in the section entitled “Basis for Non-GAAP Adjustments.”  See also the tables reconciling such measures to their closest GAAP equivalent.

Conference Call

The Company has scheduled a webcast and conference call to discuss their Q3 2017 results on Wednesday, October 25, 2017 at 10:00 AM EDT.  Interested investors should dial (877) 407-8035 (domestic) and (201) 689-8035 (international) at least five minutes prior to the call.  A replay of the conference call will be available until 10:00 PM on November 1, 2017 and can be accessed by dialing (877) 481-4010 (domestic) and (919) 882-2331 (international). The playback conference ID Number is 20357.  The web-cast may be accessed under the Investor Relations section of our website at www.neogenomics.com or http://www.investorcalendar.com/event/20357.  An archive of the web-cast will be available until 10:00 PM on January 25, 2018.

About NeoGenomics, Inc.

NeoGenomics, Inc. specializes in cancer genetics testing and information services.  The Company provides one of the most comprehensive oncology-focused testing menus in the world for Physicians to help them diagnose and treat cancer.  The Company’s Pharma Services division serves pharmaceutical clients in clinical trials and drug development.

Headquartered in Fort Myers, FL, NeoGenomics operates CLIA certified laboratories in Aliso Viejo and Fresno, California; Tampa and Fort Myers, Florida; Houston, Texas and Nashville, Tennessee.  NeoGenomics serves the needs of pathologists, oncologists, academic centers, hospital systems, pharmaceutical firms, integrated service delivery networks, and managed care organizations throughout the United States. For additional information about NeoGenomics, visit http://neogenomics.com/.

Forward Looking Statements

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including the information set forth in the “Full-Year 2017 Financial Outlook”.  These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward-looking statements as the result of the Company’s ability to continue gaining new customers, offer new types of tests, integrate its acquisition of the Clarient business, and otherwise implement its business plan, as well as additional factors discussed under the heading “Risk Factors” and elsewhere in the Company’s Quarterly Report on Form 10-K filed with the SEC on March 14, 2017.  As a result, this press release should be read in conjunction with the Company's periodic filings with the SEC.  In addition, it is the Company’s practice to make information about the Company available by posting copies of its Company Overview Presentation from time to time on the Investor Relations section of its website at http://ir.neogenomics.com/.

Forward-looking statements represent the Company’s estimates only as of the date such statements are made (unless another date is indicated) and should not be relied upon as representing the Company’s estimates as of any subsequent date.  While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change.

For further information, please contact:

NeoGenomics, Inc.

Steven C. Jones

Executive Vice President & Dir. of Investor Relations

(239) 325-2001

sjones@neogenomics.com

NeoGenomics, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

ASSETS	September 30, 2017	December 31, 2016
Cash and cash equivalents	$12,211	$12,525
Accounts receivable (net of allowance for doubtful accounts of $10,937 and $13,699, respectively)	62,723	55,512
Inventory	6,088	6,253
Other current assets	4,725	4,535
Total current assets	85,747	78,825

Property and equipment (net of accumulated depreciation of $37,496 and $27,102, respectively)	34,549	34,036
Intangible assets, net	76,330	77,064
Goodwill	147,019	147,019
Other assets	250	174
TOTAL ASSETS	$343,895	$337,118

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Accounts payable and other current liabilities	$31,628	$29,380
Short-term portion of capital leases and debt	8,486	8,733
Total current liabilities	40,114	38,113

Long-term Liabilities:
Long-term portion of capital leases and senior debt	96,575	97,436
Deferred income tax liability, net	7,548	14,973
Total long-term liabilities	104,123	112,409

TOTAL LIABILITIES	144,237	150,522

Series A Redeemable Convertible Preferred Stock	30,125	22,873
Stockholders' equity	169,533	163,723
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY	$343,895	$337,118

NeoGenomics, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Net Revenue
Clinical testing	$56,186	$55,739	$172,668	$166,674
Pharma Services	6,866	5,022	18,150	16,919
Total Revenue	63,052	60,761	190,818	183,593

Cost of revenue	34,242	33,416	103,634	100,471
Gross Profit	28,810	27,345	87,184	83,122

Operating expenses:
General and administrative	23,267	19,025	66,743	55,810
Research and development	1,270	967	3,080	3,719
Sales and marketing	6,577	5,958	18,466	18,084
Total operating expenses	31,114	25,950	88,289	77,613
Income (Loss) From Operations	(2,304)	1,395	(1,105)	5,509

Interest expense, net	1,398	1,468	4,173	4,509
Other expense	1,058	-	1,058	-
Income (loss) before taxes	(4,760)	(73)	(6,336)	1,000
Income tax expense (benefit)	340	(6)	(539)	500
Net Income (Loss)	(5,100)	(67)	(5,797)	500

Deemed dividends on preferred stock	912	1,840	2,734	5,520
Amortization of preferred stock beneficial conversion feature	1,739	3,727	5,122	11,180
Net (Loss) Attributable to Common Stockholders	$(7,751)	$(5,634)	$(13,653)	$(16,200)

(Loss) per Common Share:
Basic	$(0.10)	$(0.07)	$(0.17)	$(0.21)
Diluted	$(0.10)	$(0.07)	$(0.17)	$(0.21)

Weighted Average Shares Used in Computation of Earnings per Common Share:
Basic	79,617	78,145	79,208	77,224
Diluted	79,617	78,145	79,208	77,224

NeoGenomics, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	For the Nine Months ended September 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(5,797)	$500
Adjs. to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	11,739	11,550
Amortization of debt issue costs	330	532
Amortization of intangible assets	5,201	5,454
Loss on sale of business	1,058	-
Non-cash warrant and stock based compensation	5,812	4,024
Provision for bad debts	13,026	8,183
Changes in assets and liabilities, net	(19,091)	(8,525)
NET CASH PROVIDED BY OPERATING ACTIVITIES	12,278	21,718

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(10,167)	(5,328)
NET CASH USED IN INVESTING ACTIVITIES	(10,167)	(5,328)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances from revolving credit facility, net	2,496	-
Repayments to revolving credit facility	-	(10,044)
Repayment of capital lease obligations, loans	(4,126)	(3,874)
Repayments on term loan, net	(2,816)	(413)
Issuance of common stock	2,218	3,684
Payments of equity issue costs	(197)	(228)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(2,425)	(10,875)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(314)	5,515

CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	12,525	23,420
CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$12,211	$28,935

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$3,879	$3,993
Income taxes paid	$272	$228

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING INFORMATION:
Equipment acquired under capital lease obligations	$3,240	$4,907
Fair value of restricted stock issued to fund purchase of customer list	$4,466	$-

Use of non-GAAP Financial Measures

The Company’s financial results and financial guidance are provided in accordance with accounting principles generally accepted in the United States of America (GAAP) and using certain non-GAAP financial measures.  Management believes that presentation of operating results using non-GAAP financial measures provides useful supplemental information to investors and facilitates the analysis of the Company’s core operating results and comparison of core operating results across reporting periods.  Management also uses non-GAAP financial measures for financial and operational decision making, planning and forecasting purposes and to manage the Company’s business. Management believes that these non-GAAP financial measures enable investors to evaluate our operating results and future prospects in the same manner as management.  The non-GAAP financial measures do not replace the presentation of GAAP financial results and should only be used as a supplement to, and not as a substitute for, the Company’s financial results presented in accordance with GAAP.  There are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation, and do not therefore present the full measure of the Company’s recorded costs against its net revenue.  In addition, the Company’s definition of the non-GAAP financial measures below may differ from non-GAAP measures used by other companies.

Definitions of Non-GAAP Measures

Non – GAAP Adjusted EBITDA

“Adjusted EBITDA” is defined by NeoGenomics as net income from continuing operations before: (i) interest expense, (ii) tax expense, (iii) depreciation and amortization expense, (iv) non-cash stock-based compensation expense, and if applicable in a reporting period (v) acquisition-related transaction expenses (vi) non-cash impairments of intangible assets (vii) debt financing costs (viii) and other significant non-recurring or non-operating (income) or expenses.

Non – GAAP Adjusted Net Income

“Adjusted Net Income” is defined by NeoGenomics as net income available to common shareholders from continuing operations plus: (i) non-cash amortization of customer lists and other intangible assets, (ii) non-cash stock-based compensation expense, (iii) non-cash deemed dividends on preferred stock, (iv) non-cash amortization of preferred stock beneficial conversion feature, and if applicable in a reporting period (v) acquisition related transaction expenses (vi) non-cash impairments of intangible assets (vii) debt financing costs (viii) and other significant non-recurring or non-operating (income) or expenses.

Non-GAAP Adjusted Diluted EPS

“Adjusted Diluted EPS” is defined by NeoGenomics as Adjusted Net Income divided by Adjusted Diluted Shares outstanding.  Adjusted Diluted Shares outstanding is the sum of Diluted shares outstanding and the weighted average number of common shares that would be outstanding if the preferred stock were converted into common stock on the original issue date based on the number of days such common shares would have been outstanding in the reporting period.  In addition, if GAAP Net Income is negative and Adjusted Net Income is positive, Adjusted Diluted Shares will also include any options or warrants that would be outstanding as dilutive instruments using the treasury stock method.

Basis for Non-GAAP Adjustments

NeoGenomics basis for excluding certain expenses (income) from GAAP financial measures, are outlined below:

•

Moving expenses – These expenses include costs associated with the move of our Irvine, California facility into our Aliso Viejo facility and restoring the Irvine facility back to its original condition at the end of the lease term.  We are adjusting for these costs in Adjusted EBITDA as the move was the direct result of the Clarient acquisition and will not be an annually recurring item.  Without adjusting for these expenses, the Company believes it would be difficult to compare financial results from operations across reporting periods on a consistent basis.

•

Amortization of intangible assets –The intangible assets that give rise to this amortization expense relate to acquisitions, and the amounts allocated to such intangible assets and the terms of amortization vary by acquisition and type of asset.  NeoGenomics excludes these items to provide a consistent basis for comparing operating results across reporting periods, pre and post-acquisition.

•

Stock-based compensation expenses – Because many of the company’s full-time physicians reside in California, state regulations against the corporate practice of medicine require us to retain their professional service corporations rather than hire them as employees.   GAAP provides that variable stock based compensation treatment be applied for non-employee service providers. This variable accounting treatment can cause significant fluctuations in quarterly expense based on changes in the Company’s stock price from one quarter to the next and result in large positive or negative impacts to total operating expenses.  Without adjusting for these non-cash expenses, the Company believes it would be difficult to compare financial results from core operations across reporting periods on a consistent basis.

•

Loss on sale of business – The impact of disposals of assets or businesses have been excluded as these losses represent infrequent transactions that impact the comparability between operating periods. We believe the adjustment of these losses supplements the GAAP information by providing a measure that may be used to assess the sustainability of our operating performance.

•

Deemed dividends on preferred stock – GAAP accounting for the unique structure of the Series A Redeemable Preferred Stock requires the Company to assume that such preferred stock will be outstanding for its entire ten-year term.   In addition, GAAP requires that the escalating preferred dividend rate over time be accelerated for accounting purposes and amortized on a straight-line basis over the ten-year life of the instrument, irrespective of the minimal contractual requirements for “paid in kind” stock dividends in the early years.  Since such implied dividends are not paid in cash, and since the Company believes that such preferred stock will be redeemed within the first three years it is outstanding, before any significant dividends have accrued under the contractual terms, the Company believes these non-cash expenses are not meaningful in evaluating the operating performance of the Company and it would be misleading to not adjust for such expenses across reporting periods.

•

Amortization of preferred stock beneficial conversion feature – This non-cash expense is also a direct result of the complex GAAP accounting requirements for our Series A Redeemable Preferred Stock.  The Company believes this expense is not meaningful in evaluating the operating performance of the Company, distorts comparisons across reporting periods, and that it would be misleading to not adjust for such expenses across reporting periods.

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and Adjusted EBITDA

(Unaudited, in thousands)

	For the Three Months ended September 30,		For the Nine Months ended September 30,
	2017	2016	2017	2016
Net Income (Loss) (GAAP)	$(5,100)	$(67)	$(5,797)	$500
Adjustments to Net Income (Loss):
Interest expense	1,398	1,468	4,173	4,509
Income tax expense (benefit)	340	(6)	(539)	500
Amortization of intangibles	1,751	1,818	5,201	5,454
Depreciation	3,833	4,222	11,739	11,550
EBITDA	2,222	7,435	14,777	22,513
Further Adjustments to EBITDA:
Facility moving expenses and other adjustments	5	-	620	-
Loss on sale of business	1,058	-	1,058	-
Non-cash stock based compensation	2,760	1,686	5,812	4,024
Adjusted EBITDA (non-GAAP)	$6,045	$9,121	$22,267	$26,537

Reconciliation of GAAP Net Income Available to Common Stockholders to Non-GAAP Adjusted Net Income and GAAP Earnings per Share to Non-GAAP Adjusted Earnings per Share

(Unaudited, in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Net (loss) attributable to common stockholders (GAAP)	$(7,751)	$(5,634)	$(13,653)	$(16,200)
Adjustments to Net Loss:
Amortization of intangibles	1,751	1,818	5,201	5,454
Deemed dividends on preferred stock	912	1,840	2,734	5,520
Amortization of preferred stock beneficial conversion feature	1,739	3,727	5,122	11,180
Facility moving expenses and other adjustments	5	-	620	-
Loss on sale of business	1,058	-	1,058	-
Non-cash stock based compensation	2,760	1,686	5,812	4,024
Adjusted net income (non-GAAP)	$474	$3,437	$6,894	$9,978

Net loss per common share (GAAP)
Diluted EPS	$(0.10)	$(0.07)	$(0.17)	$(0.21)
Adjustments to diluted loss per share:
Amortization of intangibles	0.02	0.02	0.06	0.06
Non-cash stock based compensation expenses	0.03	0.02	0.07	0.04
Deemed dividends/PIK dividends on preferred stock	0.01	0.02	0.03	0.06
Facility moving expenses	-	-	0.01	-
Loss on sale of business	0.01	-	0.01	-
Amortization of preferred stock beneficial conversion feature	0.02	0.04	0.06	0.12
Impact of including preferred shares and stock options/warrants in Adj. Diluted Shares (3)	0.02	0.01	0.01	0.04
Adjusted Diluted EPS (non-GAAP)	$0.01	$0.04	$0.08	$0.11

Weighted average shares used in computation of adjusted diluted earnings per share:
Diluted Common Shares (GAAP)	79,617	78,145	79,208	77,224
Options, warrants and restricted stock not included in GAAP Diluted Shares (using treasury stock method)	2,267	2,052	1,530	1,685
Weighted Avg. Preferred Shares (as converted)	6,600	14,667	6,600	14,667
Adjusted Diluted Shares outstanding (non-GAAP)	88,484	94,864	87,338	93,576

_____________________

(3)

This adjustment compensates for the effects of including the Series A Preferred Shares on an as-converted basis and the treasury stock impact of outstanding stock options and warrants in the Adjusted Diluted Shares outstanding, both of which are not included in GAAP Diluted Shares outstanding.

Reconciliation of Non-GAAP Financial Guidance to Corresponding GAAP Measures

2017 net income available to common stockholders calculated in accordance with GAAP will be impacted by certain non-cash charges, including: (i) expenses related to variable stock-based compensation, (ii) approximately $7.0 million of expense related to the amortization of customers lists and other intangibles from the Clarient acquisition, (iii) approximately $3.7 million of deemed preferred stock dividends, and (iv) approximately $6.8 million for the amortization of the beneficial conversion feature related to the preferred stock issued in connection with the Clarient acquisition.  These non-cash charges have been included in GAAP net income (loss) available to common shareholders and GAAP net income (loss) per share; however, they have been removed from Adjusted Net Income and Adjusted Diluted Net Income per Share.

The following table reconciles our 2017 outlook for Net Income, EBITDA and EPS to the corresponding non-GAAP measures of Adjusted Net Income, Adjusted EBITDA and Adjusted Diluted EPS:

	For the Three-Months Ended December 31, 2017		For the Year Ended December 31, 2017
($, 000’s)	Low Range	High Range	Low Range	High Range
Net (Loss) available to common stockholders (GAAP)	$(2,800)	$(2,400)	$(16,500)	$(16,000)
Amortization of intangibles	1,800	1,800	7,000	7,000
Non-cash stock based compensation expense (4)	2,000	2,100	7,800	7,900
Preferred stock dividends and amortization of BCF	2,700	2,700	10,500	10,500
Loss on Sale of Business	-	-	1,100	1,100
Facility moving expense & other one-time charges	-	-	600	600
Adjusted Net Income (Non-GAAP)	3,700	4,200	10,500	11,100
Interest and taxes	1,300	1,900	4,900	5,400
Depreciation	4,000	3,900	15,700	15,600
Adjusted EBITDA (Non-GAAP)	$9,000	$10,000	$31,100	$32,100

Net loss per common share (GAAP)
Diluted EPS	$(0.04)	$(0.03)	$(0.21)	$(0.20)
Adjustments to diluted loss per Share:
Amortization of intangibles	0.02	0.02	0.09	0.09
Non-cash stock based compensation expenses	0.03	0.03	0.10	0.10
Preferred stock dividends and amortization of BCF	0.03	0.03	0.13	0.13
Loss on Sale of Business	-	-	0.01	0.01
Facility moving expense & other one-time charges	-	-	0.01	0.01
Impact of including preferred shares and stock options/warrants in Adj. Diluted Shares(3)	-	-	(0.01)	(0.01)
Adjusted Diluted EPS (non-GAAP):	$0.04	$0.05	$0.12	$0.13

Assumed Shares Outstanding in 2017:
Diluted shares outstanding	79,900	80,100	79,400	79,300
Options and warrants not included in diluted shares	3,000	3,200	2,400	2,700
Series A Preferred Stock outstanding	6,600	6,600	6,600	6,600
Adjusted diluted shares outstanding (non-GAAP)	89,500	89,900	88,400	88,600

_____________________

(4)	Forecasts of non-cash stock-based compensation expense assume consistency in the Company’s stock price for the remainder of 2017 and no further stock-based awards requiring variable accounting.

Supplemental Information on

Clinical Genetic(1) Requisitions Received, Tests Performed, Revenue and Cost of Revenue

(Unaudited, in thousands, except test & requisition data and per test & per requisition data)

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
Clinical Genetic Operation:	2017	2016	% Change	2017	2016	% Change
Requisitions received (cases)	98,031	90,297	8.6%	291,806	269,916	8.1%
Number of tests performed	163,289	140,089	16.6%	482,476	415,815	16.0%
Average number of tests/requisition	1.67	1.55	7.4%	1.65	1.54	7.3%

Total clinical genetic testing revenue	$55,772	$53,887	3.5%	$168,999	$160,886	5.0%
Average revenue/requisition	$568	$597	(4.7%)	$579	$596	(2.8%)
Average revenue/test	$342	$385	(11.2%)	$350	$387	(9.5%)

Cost of revenue	$29,652	$28,578	3.8%	$87,889	$85,499	2.8%
Average cost/requisition	$302	$316	(4.4%)	$301	$317	(4.9%)
Average cost/test	$181	$204	(11.0%)	$182	$206	(11.4%)

Supplemental Information on

PathLogic Requisitions Received, Tests Performed, Revenue and Cost of Revenue(5)

(Unaudited, in thousands, except requisition data and revenue & cost per requisition)

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
PathLogic Operations:	2017	2016	% Change	2017	2016	% Change
Requisitions received (cases)	3,513	14,741	(76.2%)	31,107	42,574	(26.9%)

Total testing revenue	$414	$1,851	(77.6%)	$3,669	$5,789	(36.6%)
Average revenue/requisition	$118	$126	(6.2%)	$118	$136	(13.3%)

Cost of revenue	$498	$1,671	(70.2%)	$3,946	$5,289	(25.4%)
Average cost/requisition	$142	$113	25.0%	$127	$124	2.1%

(5)	NeoGenomics divested PathLogic on August 1, 2017. Thus, the above results do not reflect a full quarter of operations and year-over-year comparisons may not be meaningful.